Exhibit 99.1

Contact:
Kaitlyn Brosco
ESPERION
corporateteam@esperion.com

ESPERION Reports Second Quarter 2021 Financial Results and Provides Company Update

–    U.S. Net Product Revenue of NEXLETOL® (bempedoic acid) Tablets and NEXLIZET® (bempedoic acid and ezetimibe) Tablets Grew 67% Sequentially to $10.6 Million –
–    Growth Driven by Increase in Demand and Substantial Improvement in Net Price –
–Prescriptions Grew 28% During the Quarter; More Than 47,800 Patients Have Filled a Prescription for NEXLETOL® (bempedoic acid) Tablets or NEXLIZET® (bempedoic acid and ezetimibe) Tablets –
–Unprecedented CLEAR Outcomes Study Remains On-Track for Complete Major Adverse Cardiac Events (MACE) Accumulation in 2H 2022 –

ANN ARBOR, Mich., August 3, 2021 (GLOBE NEWSWIRE) -- ESPERION (NASDAQ:ESPR), the lipid management company, today reported financial results for the second quarter ended June 30, 2021 and provided a business update.

“During the second quarter we made significant progress strengthening the foundation for our long-term success. We executed on our commercial priorities, which have already begun to demonstrate traction throughout the quarter, including substantial improvements to net price. Growth across key commercial metrics – including new prescriptions, new writers, prescriptions per writer and total patients treated – continues to give us confidence that we are poised for our next phase of growth,” said Sheldon Koenig, president and CEO of Esperion. “We also welcomed Dr. JoAnne Foody as Chief Medical Officer, a renowned cardiologist and industry veteran who brings an indispensable expertise to the company as we approach the highly anticipated readout of our unprecedented CLEAR Outcomes trial. As we enter the second half of the year, Esperion is positioned to bring NEXLETOL® and NEXLIZET® to more patients – many of whom are now re-engaging with their physicians.”

Second Quarter 2021 Highlights

•Named Sheldon Koenig President and Chief Executive Officer, leveraging commercial and operational expertise to drive optimization across Esperion organization
•Appointed JoAnne Micale Foody, MD, FACC, FAHA as Chief Medical Officer, strengthening Esperion’s management team with critical academic, industry and firsthand cardiovascular expertise
•Grew U.S. net product revenue 67% sequentially, driven by increased demand for NEXLETOL® and NEXLIZET®, as well as improved net price
•Revised product positioning of NEXLETOL® and NEXLIZET® resonating positively with both physicians and payers evident in increased formulary adoption
•Added $80 million to balance sheet by expanding commercialization agreement with Daiichi Sankyo into new territories as well as exercising the third tranche of the Oberland Capital RIPA Agreement

Second Quarter 2021 Financial Results

U.S. net product revenue was $10.6 million for the second quarter of 2021 and $17.0 million for the six months ended June 30, 2021, compared to $0.6 million and $1.5 million for the comparable periods in 2020. Royalty revenue for the second quarter 2021 was $1.0 million and $1.6 million for the six months ended June 30, 2021. Total revenue for the second quarter ended June 30, 2021 was $40.7 million and $48.6 million for the six months ended June 30, 2021, compared to $212.2 million and $214.1 million for the comparable periods in 2020. The decrease in total revenue was primarily attributable to reductions in collaboration revenue associated with milestone payments from partnerships as compared to the second quarter of 2020.

Research and development expenses were $25.1 million for the second quarter of 2021 and $53.0 million for the six months ended June 30, 2021, compared to $35.0 million and $69.7 million for the comparable periods in 2020. The decrease in expenses was primarily attributable to an overall reduction in ongoing clinical research activities including compensation costs.

Selling, general and administrative expenses were $46.3 million for the second quarter of 2021 and $107.4 million for the six months ended June 30, 2021, compared to $47.7 million and $89.2 million for the comparable periods in 2020. The increase in expense for the six months ended June 30, 2021 was primarily attributable to a $13.3 million one-time charge associated with a legal settlement as well as increases in salaries and benefits, including stock-based compensation, from the build out of our customer facing team and other costs to support the commercialization of NEXLETOL and NEXLIZET in the U.S.

ESPERION had a net loss of $43.7 million for the second quarter of 2021 and $134.6 million for the six months ended June 30, 2021, compared to net income of $124.6 million and of $46.4 million for the comparable periods in 2020. ESPERION had a basic and diluted net loss per share of $1.67 for the second quarter of 2021 and $5.16 for the six months ended June 30, 2021, compared to basic and diluted net income per share of $4.50 and $4.32, and basic and diluted net income per share of $1.68 and $1.60, respectively, for the comparable periods in 2020.

As of June 30, 2021, cash and cash equivalents totaled $219.2 million compared with $305.0 million at December 31, 2020.

ESPERION ended the quarter with approximately 26.3 million shares of common stock outstanding, excluding the 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing with another 4.9 million issuable upon exercise of stock options and vesting of restricted stock units.

2021 Financial Outlook

Research and development expenses for the full year 2021 are expected to be $120 million to $130 million. Selling, general and administrative expenses for the full year 2021 are expected to be $200 million to $210 million.

ESPERION continues to expect full-year 2021 operating expenses to be approximately $320 million to $340 million, inclusive of $30 million of non-cash, stock-based compensation.

Conference Call and Webcast Information

ESPERION will host a conference call and webcast today, August 3, 2021 at 8:00 A.M. Eastern Time to provide a second quarter 2021 financial results and company update. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing the access code 4975714.

A live audio webcast can be accessed on the investors and media section of the ESPERION website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the ESPERION website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial

The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. ESPERION initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,200 sites in 32 countries.

ESPERION Therapeutics

ESPERION is The Lipid Management Company. Our goal is lipid management for everybody, that’s why we work hard to make our medicines easy to get, easy to take and easy to have. We discover, develop and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

ESPERION Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

ESPERION's mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the global clinical development and commercialization plans for bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet, including ESPERION's timing, designs, plans for announcement of results regarding its CLEAR Outcomes study and other ongoing clinical studies for bempedoic acid tablet and the bempedoic acid / ezetimibe combination fixed dose tablet, timing for the review and approval of expanded indications for their effect on cardiovascular events, ESPERION's expectations for the market for medicines to lower LDL-C, including the prospects for success of the commercial launch, market adoption of bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet in the United States and European Union and the Company’s overall growth, and ESPERION’s financial outlook, including expectations for future revenues from its product sales, partnership collaborations and other sources, future research and development expenses and operating expenses. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause ESPERION's actual results to differ significantly from those projected, including, without limitation, delays or failures in ESPERION’s clinical development and the commercialization plans of both ESPERION and Daiichi Sankyo group, failure to obtain the approval of bempedoic acid or the bempedoic acid / ezetimibe combination tablet or expanded indications in countries outside of the U.S., or approval of expanded indications, that existing cash resources may be used more quickly than anticipated, that Otsuka and Daiichi Sankyo are able to successfully commercialize its products, the impact of the evolving COVID-19 pandemic on our business, clinical activities, supply chain, commercial development and launch plans, and the risks detailed in ESPERION's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and ESPERION disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References

(1)ESPERION market research on file: research project interviewing 350 physicians. ESPERION Therapeutics, Inc. Sept-Oct 2018.
(2) Data on file: analysis of NHANES database. ESPERION Therapeutics, Inc. 2018.

ESPERION Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
Cash and cash equivalents	$219,186	$304,962
Working capital	192,530	251,827
Total assets	280,461	353,258
Revenue interest liability	238,231	176,604
Convertible notes, net of issuance costs	272,098	179,367
Common stock	26	26
Accumulated deficit	(971,872)	(838,817)
Total stockholders' deficit	(304,310)	(96,134)

ESPERION Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Product sales, net	$10,610	$609	$16,960	$1,467
Collaboration revenue	30,049	211,627	31,677	212,609
Total Revenues	40,659	212,236	48,637	214,076

Operating expenses:
Cost of goods sold	1,800	398	3,584	429
Research and development	25,074	34,987	53,028	69,689
Selling, general and administrative	46,318	47,681	107,382	89,234
Total operating expenses	73,192	83,066	163,994	159,352

(Loss) income from operations	(32,533)	129,170	(115,357)	54,724

Interest expense	(11,144)	(4,640)	(19,269)	(8,811)
Other income, net	9	81	23	449
Net (loss) income	$(43,668)	$124,611	$(134,603)	$46,362

Net (loss) income per common share - basic	$(1.67)	$4.50	$(5.16)	$1.68
Net (loss) income per common share - diluted	$(1.67)	$4.32	$(5.16)	$1.60

Weighted-average shares outstanding - basic	26,225,073	27,665,728	26,109,089	27,592,479
Weighted-average shares outstanding - diluted	26,225,073	28,854,445	26,109,089	28,948,058